Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2023 Results

First Quarter Net Income of $0.03 per Diluted Share and Adjusted Operating Income of $0.08 per Diluted Share; Net Premiums Written increased 13.4%

First quarter 2023 highlights:
•Net income of $0.7 million.
•Net premiums written(1) of $273.3 million increased 13.4% compared to the first quarter of 2022, representing four consecutive quarters of growth with core commercial lines now also contributing to enterprise growth.
•GAAP combined ratio of 104.0% including an underlying loss ratio(2) of 63.5%, catastrophe loss ratio of 4.6%, and unfavorable prior period reserve development(2) of 0.1%. Expense ratio was 35.8%.
•Underlying combined ratio of 99.3%.
•Net investment income of $12.7 million increased 12.8% compared to the first quarter of 2022.
•Book value per common share increased 1.5% to $29.80 as of March 31, 2023, compared to December 31, 2022.
•Return on equity of 0.4%.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 8, 2023 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended March 31, 2023 (the “first quarter of 2023”) with a consolidated net income of $0.7 million ($0.03 per diluted share) and consolidated adjusted operating income of $0.08 per diluted share.

“Despite the quarter's mixed results, I am pleased with the progress we are making in positioning UFG to deliver superior financial and operational performance,” said UFG President and CEO Kevin Leidwinger. “We remain committed to the execution of our strategic plan designed to achieve long-term profitability, diversified growth and continuous innovation. We are intensely focused on reducing the expense ratio while attracting and retaining the talent needed to evolve the company into a top-performing commercial lines insurer. In the first quarter, we attracted significant industry talent that deepens our underwriting, operational and actuarial expertise.

“Production results in the first quarter were strong as our net premiums written grew 13% driven by the engagement of our underwriting teams, strength of our distribution partnerships, recovery of our core commercial business and continued growth in our surety and assumed reinsurance business.

“The combined loss and expense ratio deteriorated 15 points compared to the first quarter of 2022. The deterioration was driven by an increase in the underlying loss ratio impacted by the emerging loss trends that led to adverse prior period development in the third and fourth quarters of 2022 as well as increased ceded reinsurance costs and higher retentions across the broader portfolio. There is an additional increase in underlying loss ratio attributable to a shift in accident year loss ratio assumptions for our assumed reinsurance business. This business continues to perform in line with our expectations, and we remain confident in its contribution to our future success.
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(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.

“Our expense ratio increased 2 points compared to the first quarter of 2022. The increase is the result of our investment in strategic talent and higher technology costs. In addition, we no longer receive the financial benefit of the re-design of our post-retirement benefit plans that lowered the expense ratio in the first quarter of 2022.

“Throughout 2023, we will continue to execute our strategic plan and I remain confident the actions we are taking will position us to deliver superior financial and operational performance over time.”

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2023	2022
Net premiums earned	$256,127	$234,228
Net premiums written	273,268	241,010

Net underlying loss ratio (1)	63.5%	57.5%
Catastrophes-effect on net loss ratio (1)	4.6	2.6
Reserve development-effect on net loss ratio (1)	0.1	(4.4)
Net loss ratio	68.2%	55.7%

Underwriting expense ratio	35.8%	33.8%

GAAP combined ratio	104.0%	89.5%
Underlying combined ratio (2)	99.3%	91.3%

Net investment income, net of investment expenses	$12,722	$11,276
Net investment gains (losses)	(1,745)	(465)
Other income (loss)	(797)	(822)

Net income (loss)	$694	$28,349
Adjusted operating income (loss) (3)	2,073	28,716

Net income (loss) per diluted share	$0.03	$1.12
Adjusted operating income (loss) per diluted share (3)	0.08	1.13

Return on equity (4)	0.4%	13.2%

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(1) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Non-GAAP Financial Measure for more information and a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

Total Property & Casualty Underwriting Results

First quarter 2023 results:
(All comparisons vs. first quarter 2022, unless noted otherwise)

Net premiums written grew for the fourth consecutive quarter vs. prior year, increasing 13.4% with net premiums earned increasing 9.3% in the first quarter of 2023. Net premiums written growth continued in assumed reinsurance and surety lines, with a return to growth in core commercial lines now contributing to overall growth. Core commercial lines grew 9.6% in the first quarter, supported by increasing levels of new business and retention, together with an overall change in renewal premiums of 7.4%, with 2.9% from exposure changes and 4.5% from rate increases. Excluding the workers’ compensation line of business, the overall average change in renewal premiums was 8.9%, with 3.1% from exposure changes and 5.8% from rate increases.

The combined ratio was 104.0%, up from 89.5%. The underlying loss ratio of 63.5% increased 6.0 points which was partially driven by the impacts of the third and fourth quarter 2022 reserve strengthening in long-tailed other liability lines of business that increased our prospective view of loss costs as well as increased ceded reinsurance costs and retentions across the broader portfolio. Also contributing was a shift in accident year loss ratio assumptions for the assumed reinsurance book, resulting in a greater portion of loss attributed to the current accident year that better reflects the exposure for this business. This shift was effectively neutral across the total loss ratio. Unfavorable prior period reserve development was 0.1% this quarter compared to favorable development of 4.4% in the first quarter of 2022. Elevated severe weather losses resulted in a catastrophe loss ratio of 4.6% in the current quarter, an increase of 2.0 points. The catastrophe loss ratio was 1.3 points above our 10-year historic mean catastrophe loss ratio, and in line with our five-year mean catastrophe loss ratio. The underwriting expense ratio of 35.8% was 2.0 points higher due to strategic investments in talent and technology, as well as changes to our post-retirement benefit plans that reduced expenses in 2022 but have since concluded.

Investment Results

First quarter 2023 results:
(All comparisons vs. first quarter 2022, unless noted otherwise)

Net investment income was $12.7 million for the first quarter of 2023, an increase of $1.4 million. Income from our fixed income portfolio increased by $2.4 million as we invested at higher interest rates. This was partially offset by a $1.6 million decrease in valuations in our limited liability partnerships portfolio.

Investment Results
(unaudited)	Three Months Ended March 31,
(In Thousands)	2023	2022
Investment income:
Interest on fixed maturities	$13,297	$10,891
Dividends on equity securities	1,243	1,268
Income on other long-term investments	(1,080)	531
Other	1,860	708
Total investment income	$15,320	$13,398
Less investment expenses	2,598	2,122
Net investment income	$12,722	$11,276

Average yields:
Fixed income securities:
Pre-tax (1)	3.26%	2.68%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses

Balance Sheet

Balance Sheet
	March 31, 2023	December 31, 2022
(In Thousands)
	(unaudited)
Invested assets	$1,879,688	$1,844,891
Cash	53,230	96,650
Total assets	2,898,403	2,882,286
Losses and loss settlement expenses	1,499,391	1,497,274
Total liabilities	2,146,608	2,142,172
Net unrealized investment gains (losses), after-tax	(73,719)	(88,369)
Total stockholders’ equity	751,795	740,114

Book value per share	$29.80	$29.36

Total consolidated assets as of March 31, 2023, were $2.9 billion, which included $1.9 billion of invested assets. The Company's book value per share was $29.80, an increase of $0.44 per share, or 1.5%, from December 31, 2022. This increase is primarily attributable to the $14.7 million increase in the after-tax net unrealized value of our fixed maturity securities.

Capital Management

During the first quarter of 2023, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of March 10, 2023. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on May 9, 2023, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter of 2023 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 16, 2023. The replay access information is toll-free 1-877-344-7529; conference ID no. 5329011.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com or https://event.choruscall.com/mediaframe/webcast.html?webcastid=sFrBNFKU. The archived audio webcast will be available until May 16, 2023.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit ufginsurance.com or contact:

Investor Relations at IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023. The risks identified in our Annual Report on Form 10-K/A and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Non-GAAP Financial Measure

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses adjusted operating income, a non-GAAP measure, to evaluate its operations and profitability.

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended March 31,
(In Thousands)	2023	2022
Income Statement Data
Net income (loss)	$694	$28,349
Less: after-tax net investment gains (losses)	(1,379)	(367)
Adjusted operating income	$2,073	$28,716
Diluted Earnings Per Share Data
Net income (loss)	$0.03	$1.12
Less: after-tax net investment gains (losses)	(0.05)	(0.01)
Adjusted operating income	$0.08	$1.13

Certain Performance Measures

The Company uses the following measures to evaluate its financial performance. Management believes a discussion of these measures provides financial statement users with a better understanding of results of operations. The Company has provided the following definitions:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Net underlying loss ratio and underlying combined ratio: Net underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the net underlying loss ratio and underlying combined ratio are meaningful metrics to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and are reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherent unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended March 31,
(In Thousands)	2023	2022
Revenues
Net premiums earned	$256,127	$234,228
Investment income, net of investment expenses	12,722	11,276
Net investment gains (losses)	(1,745)	(465)
Other income (loss)	—	(25)
Total Revenues	$267,104	$245,014

Benefits, Losses and Expenses
Losses and loss settlement expenses	$174,597	$130,376
Amortization of deferred policy acquisition costs	59,835	50,471
Other underwriting expenses	31,876	28,644
Interest expense	797	797
Total Benefits, Losses and Expenses	$267,105	$210,288

Income (loss) before income taxes	(1)	34,726
Federal income tax expense (benefit)	(695)	6,377
Net income (loss)	$694	$28,349

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended March 31,
(In Thousands)	2023	2022
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$79,829	$68,562
Fire and allied lines(3)	62,029	58,789
Automobile	59,279	54,932
Workers’ compensation	13,364	16,242
Surety(4)	15,401	11,812
Miscellaneous	319	289
Total commercial lines	$230,221	$210,626

Personal lines:
Fire and allied lines(5)	$1,496	$317
Automobile	—	—
Miscellaneous	5	8
Total personal lines	$1,501	$325
Assumed reinsurance	41,547	30,059
Total	273,268	241,010
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended March 31,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$78,405	$52,844	67.4%	$70,569	$36,801	52.1%
Fire and allied lines	56,466	45,881	81.3	58,748	45,236	77.0
Automobile	48,972	36,781	75.1	53,232	32,333	60.7
Workers' compensation	13,245	8,051	60.8	14,609	5,078	34.8
Surety	11,946	1,221	10.2	8,120	375	4.6
Miscellaneous	265	137	51.7	279	162	58.1
Total commercial lines	$209,299	$144,915	69.2%	$205,557	$119,985	58.4%

Personal lines
Fire and allied lines	$1,952	$2,186	112.0%	$950	$1,191	NM
Automobile	—	(254)	NM	1	(729)	NM
Miscellaneous	7	(46)	NM	17	(18)	NM
Total personal lines	$1,959	$1,886	96.3%	$968	$444	NM
Assumed reinsurance	$44,869	$27,796	61.9%	$27,703	$9,947	35.9%
Total	$256,127	$174,597	68.2%	$234,228	$130,376	55.7%
NM = Not meaningful